Filed pursuant to Rule 424(b)(3)

Registration No. 333-292013

Prospectus Supplement No. 4

(To Prospectus dated August 11, 2026)

94,046,357 Shares of Common Stock

Advasa Holdings, Inc

This prospectus supplement No. 4 amends and supplements the prospectus dated August 11, 2026, as updated and supplemented by prospectus supplement No. 1 dated August 12, 2026, prospectus supplement No. 2 dated August 25, 2026 and prospectus supplement No. 3 dated September 2, 2026, filed by Advasa Holdings, Inc. (the “Company,” “we,” “us,” “our,” or “ours”), relating to the resale of up to 94,046,357 shares of our common stock with a par value of $0.00001 per share (the “Common Stock”) by our stockholders identified in the prospectus (the “Registered Stockholders”) in connection with our direct listing (the “Direct Listing”) on the Nasdaq Global Market (“Nasdaq”).

The foregoing prospectus, together with this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in our Periodic Report filed with the Securities and Exchange Commission on September 2, 2026 (the “Periodic Report”). Accordingly, we have attached the Periodic Report to this prospectus supplement.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus is September 2, 2026

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 4.

Appendix No.	Description

Appendix 1	Periodic Report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2026.

Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 2, 2026

ADVASA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-43445	39-3819559
(Commission File Number)	(IRS Employer Identification No.)

1-2-7 Moto-Akasake, Minato-ku, Tokyo, Japan	107-0051
(Address of Principal Executive Offices)	(Zip Code)

+81-3-6868-5538

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.00001	ADBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On September 2, 2026, Advasa Holdings, Inc. (the “Company”) issued a press release announcing USD Coin (“USDC”) payment functionality for ADVASA Visa Card and plans to explore potential opportunities in the real-world assets (“RWA”) sector. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 furnished hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated September 2, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2026	Advasa Holdings, Inc.

	By:	/s/ Grady Ryther
	Name:	Grady Ryther
	Title:	Chief Executive Officer

2

Exhibit 99.1

Advasa Holdings, Inc. 4th floor, Akasaka K Tower, 1-2-7 Moto-Akasaka Minato-ku, Tokyo, 107-0051 Japan https://adbt.io/

Advasa Announces USDC Payment Functionality for ADVASA Visa Card and Eyes Real-World Assets (RWA) Expansion with Quantum-Resilient Technology

September 2, 2026

TOKYO and NEW YORK, September 2, 2026 – Advasa Holdings, Inc. (Nasdaq: ADBT) (“ADVASA” or the “Company”), a fintech payment holding company providing Earned Wage Access (“EWA”) and next-generation financial infrastructure solutions through its Japanese operating subsidiary ADVASA Co., Ltd., today announced a significant upgrade to its existing ADVASA Visa card: it now features seamless payment functionality using USD Coin (“USDC”), alongside traditional fiat currency.

This new capability expands upon ADVASA’s robust payment infrastructure and its proprietary FUKUPE EWA platform. Designed to provide employees with instant, on-demand access to their earned wages before the standard payday, FUKUPE connects earned wage access to a flexible suite of disbursement channels—including bank accounts, supported prepaid cards, and digital wallets. Integrating USDC payments into the ADVASA Visa card represents a strategic evolution of the Company’s financial technology ecosystem, broadening the choice and flexibility available to its users.

ADVASA also believes that the continued expansion of digital payment options has the potential to contribute to greater financial inclusion. According to the World Bank’s Global Findex 2025, approximately 1.3 billion adults worldwide remain without a financial account, while approximately 900 million of those adults own a mobile phone.[1] The Company believes that expanding access to digital payment options, including the ability to use USDC alongside traditional fiat currency, may provide additional pathways to payment services for financially underserved populations, particularly in markets where access to traditional financial infrastructure remains limited.

Looking ahead, ADVASA also plans to explore potential opportunities in the real-world assets (“RWA”) sector. While changing the way people access and receive their earned wages remains central to ADVASA’s mission, the Company sees potential opportunities in RWA as a natural extension of its financial technology and payment infrastructure. The asset tokenization market has been projected to reach approximately $18.9 trillion by 2033, underscoring the potential scale of this emerging sector.[2] ADVASA intends to consider how its existing technologies and experience in expanding financial access could potentially be applied to this evolving market.

“The addition of USDC payment functionality to the ADVASA Visa card represents another step in expanding the payment capabilities available through our platform,” said Grady Ryther, Chief Executive Officer of Advasa Holdings, Inc. “As the digital payments landscape continues to evolve, we intend to further enhance our payment capabilities while also exploring potential opportunities in the RWA sector that may complement our broader financial technology ecosystem.”

About ADVASA

Advasa Holdings, Inc. (corporate website: https://adbt.io/) is a fintech payment holding company established in Delaware conducting operations through its Japanese subsidiary ADVASA Co., Ltd. headquartered in Tokyo, Japan (corporate website: https://www.advasa.co.jp/en/, Founder and Representative Director: Asamitsu Kosugi). ADVASA operates “FUKUPE,” an EWA platform that allows employees to receive wages they have already earned in real time. Leveraging a global patent strategy, the Company has established an intellectual property foundation across markets including Japan, the United States, South Korea, and Singapore. By integrating seamlessly with major HR and payroll systems as well as diverse payment infrastructures (such as bank transfers and e-wallets), ADVASA plans to expand from Japan into global markets—including Indonesia and the UAE where the need for financial inclusion is rapidly growing.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs.

These forward-looking statements include, but are not limited to, statements regarding the Company’s plans and expectations concerning its payment-related financial technology capabilities, digital payment infrastructure, the future utility of digital assets, the potential contribution of expanded digital payment functionality to financial inclusion, the Company’s consideration and exploration of potential opportunities involving RWA and RWA-related technologies and services, and the continued development and expansion of its products and services. Such forward-looking statements are subject to risks and uncertainties, including changes in laws and regulations applicable to digital assets, stablecoins, and RWA, technological and cybersecurity risks, market conditions, and general economic, industry and regulatory conditions in the United States and internationally. Investors can identify these forward-looking statements by words or phrases such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “aim,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “likely,” “potential,” “project,” or “continue,” or the negative of these terms or other comparable terminology. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot guarantee that such expectations will prove correct. Investors are encouraged to review the risks, uncertainties and other factors that may affect the Company’s future results identified in the Company’s registration statement on Form S-1, as amended (File No. 333-292013), declared effective by the SEC on August 11, 2026, the Company’s Form 10-Q for the quarter ended June 30, 2026 filed with the SEC on August 12, 2026, and subsequent disclosure documents the Company may file with the SEC. The Company claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.

Contacts

ADVASA Investor Relations Email: ir@advasa.co.jp

Website: https://adbt.io/

X: @AdvasaHoldings (https://x.com/AdvasaHoldings)

References

[1] World Bank, Global Findex 2025. Available at: https://digitalfinance.worldbank.org/

[2] Ripple and Boston Consulting Group (BCG), Approaching the Tokenization Tipping Point, April 2025. Available at: https://media-publications.bcg.com/Tokenized-Assets.pdf